 Exhibit No. 99.11.a

Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103-7098
Telephone: (215) 564-8000

June 18, 2008

Board of Directors
AFBA 5Star Fund, Inc.
909 N. Washington St.
Alexandria, VA 22314

Subject: Registration Statement on Form N-14

Gentlemen:

     We have acted as counsel to AFBA 5Star Fund, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of substantially all of the assets of the AFBA 5Star Large Cap Fund, a series of the Company, by and in exchange for Class A, Class B, Class C, and Institutional Class shares (the “Shares”) of the AFBA 5Star Large Cap Growth Fund (the “Acquiring Fund”), a series of the Company (the “Transaction”).

     We have reviewed the Company’s Articles of Incorporation, By-laws and resolutions adopted by the Company’s Board of Directors in connection with the Transaction, as well as such other legal and factual matters as we have deemed appropriate.

     This opinion is based exclusively on the provisions of the Maryland General Corporation Law governing the issuance of the shares of the Company, and does not extend to the securities or “blue sky” laws of the State of Maryland or other States.

We have assumed the following for purposes of this opinion:

     1. The Shares of the Acquiring Fund will be issued in accordance with the Company’s Articles of Incorporation, By-laws and resolutions of the Company’s Board of Directors relating to the creation, authorization and issuance of shares.

     2. The Shares will be issued against payment therefor as described in the Proxy Statement/Prospectus and Statement of Additional Information relating thereto included in the Registration Statement, and that such payment will have been at least equal to the net asset value.

     On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

Board of Directors
AFBA 5Star Fund, Inc.
June 17, 2008

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY: /s/Jonathan M. Kopcsik
Jonathan M. Kopcsik, a Partner